February12, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 (a) of Form 8-K of Bioanalytical Systems, Inc. dated February 12, 2013 and are in agreement with those statements.

Crowe Horwath LLP

Fort Wayne, Indiana

cc:	Mr. Larry Boulet
Audit Committee Chairman
Bioanalytical Systems, Inc.